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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of The

Securities Exchange Act of 1934

(Amendment No.    )

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GLACIER BANCORP, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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GLACIER BANCORP, INC.

49 Commons Loop

Kalispell, Montana 59901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 25, 2012

9:00 a.m. Mountain Time

To the Shareholders of Glacier Bancorp, Inc:

We cordially invite you to attend the 2012 Annual Shareholders Meeting of Glacier Bancorp, Inc., at The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, Montana. The meeting’s purpose is to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	To elect 10 directors to serve on the board of directors until the 2013 Annual Meeting of Shareholders.

2.	To vote on an advisory (non-binding) resolution to approve the compensation of the Company’s executive officers.

3.	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

4.	To transact such other matters as may properly come before the meeting or any adjournments or postponements.

If you were a shareholder of record on March 1, 2012, you may vote on the proposals presented at the Annual Meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card, phone in your vote or vote via the internet, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. The directors, officers, and employees who serve you genuinely appreciate your continued interest and support as a shareholder in the affairs of the Company and in its growth and development.

March 28, 2012	BY ORDER OF THE BOARD OF DIRECTORS

LeeAnn Wardinsky, Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy Card and return it in the enclosed postage prepaid envelope, phone in your vote or vote via the internet. You do not need to retain the proxy in order to be admitted to the Annual Meeting. If you attend the Annual Meeting, you may vote either in person or by proxy. You may revoke any proxy that you have given either in writing or in person at any time prior to the proxy’s exercise.

i

ii

GLACIER BANCORP, INC.

49 Commons Loop

Kalispell, Montana 59901

(406) 756-4200

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2012 Shareholder Meeting:

A copy of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2011, are available at www.glacierbancorp.com.

INFORMATION ABOUT THE MEETING

Meeting Information. This Proxy Statement and the accompanying proxy are being sent to shareholders on or about March 28, 2012, for use in connection with the Annual Meeting of Shareholders of Glacier Bancorp, Inc., (the “Company” or “Glacier”) to be held on Wednesday, April 25, 2012. In this Proxy Statement, the terms “we,” “us” and “our” refer to Glacier Bancorp, Inc.

Solicitation of Proxies. Our board of directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by our banking subsidiaries:

• Glacier Bank of Kalispell	• Valley Bank of Helena
• Mountain West Bank of Coeur d’Alene	• First Bank of Wyoming (Powell)
• First Security Bank of Missoula	• Citizens Community Bank of Pocatello
• 1st Bank of Evanston	• First Bank of Montana (Lewistown)
• Western Security Bank of Billings	• Bank of the San Juans (Durango)
• Big Sky Western Bank of Bozeman

We do not expect to engage an outside proxy solicitation firm to render proxy solicitation services. However, if we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview.

Record Date. If you were a shareholder on March 1, 2012 (the “Record Date”), you are entitled to vote at the Annual Meeting. There were approximately 71,915,073 shares of common stock outstanding on the Record Date.

Quorum. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence of a quorum.

Voting on Matters Presented

Proposal No. 1—Election of Directors. The ten director nominees who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

As described below under “CORPORATE GOVERNANCE – Majority Voting Policy”, the Company has adopted a “majority voting policy” effective beginning at the 2012 Annual Meeting of

Shareholders. Under this policy, director nominees must submit conditional resignations and, if any director nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by the Company’s Nominating/Corporate Governance Committee and the board of directors.

Proposal No. 2—Advisory (Non-Binding) Vote on Executive Compensation. The affirmative vote FOR by a majority of those shares present in person or by proxy and voting on this matter is required to approve the advisory (non-binding) resolution on the compensation of the Company’s executive officers. You may vote FOR, AGAINST or ABSTAIN from approving the advisory (non-binding) resolution on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 3—Ratification of Independent Registered Public Accounting Firm. The proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 will be adopted if a majority of the votes are present and entitled to vote are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Voting of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement and FOR the ratification of the appointment of the independent registered public accounting firm. Any proxy given by a shareholder may be revoked before its exercise by:

•	giving notice to us in writing;

•	delivering to us a subsequently dated proxy; or

•	notifying us at the Annual Meeting before the shareholder vote is taken.

Voting of Proxies by Shareholders of Record and by Beneficial Owners. A significant percentage of Glacier shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name with Glacier’s transfer agent, American Stock Transfer, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Glacier. As the shareholder of record, you have the right to grant your voting proxy directly to Glacier or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (known as broker non-votes). Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or approval of the (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.

Voting in Person at the Annual Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner. Shares held in street name may be voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of January 31, 2012, principal occupation and public company directorships during the past five years, and the year first elected or appointed as a director of Glacier. All of the nominees are presently directors of Glacier. Information regarding the amount and nature of each nominee’s ownership of Glacier common stock is provided under the caption “Security Ownership of Certain Beneficial Ownership and Management.”

Michael J. Blodnick, 59, is a graduate of the University of Montana, the Pacific Coast Banking School and the Sheshunoff Professional Master of Banking School. He has broad experience having worked in all aspects of banking during his career. Mr. Blodnick has been employed by the Company or Glacier Bank since 1978. He served as the Secretary of the Company in 1993 and was appointed Executive Vice President in 1994. In July of 1998 he was appointed President and Chief Executive Officer of Glacier Bancorp. He currently serves as a director of the following Company subsidiaries: Mountain West Bank and First Security Bank. Mr. Blodnick brings leadership skills, his long career in the banking industry, and his 34-year tenure at Glacier, which enable him to advise the Board in its deliberations on a wide variety of topics.

Sherry L. Cladouhos, 56, was appointed to the Glacier Board in October 2010. She was employed by the Blue Cross Blue Shield Montana for 36 years and served in a variety of leadership and executive roles, including Director of Customer Service and Administration, Vice President of Member Services and Support, Senior Vice President of Marketing and Operations, Co-Chief Operating Officer, and in 2005 was named President and CEO. She was responsible for the overall strategic direction of the company and worked with others to provide affordable healthcare coverage to Montanans. Ms. Cladouhos is a Certified Health Insurance Executive and is a graduate of the Berkeley Healthcare Executive Program. Ms. Cladouhos also served on the boards of numerous business and community-related organizations and was past Chairman of the Montana Chamber of Commerce. Currently, she serves on the Montana Chamber of Commerce Foundation. Ms. Cladouhos brings extensive experience in executive level leadership and strategic business decision-making to the Board.

James M. English, 67, was appointed to the Glacier Board in February 2004. He has also served as a Director for the Company’s subsidiary, Mountain West Bank of Coeur d’Alene, Idaho, since 1996. He earned a BS Degree in Finance and then a Law Degree from the University of Idaho. From 1996-2000 Mr. English served as the President and Chief Operating Officer for Idaho Forest Industries, Inc., a lumber manufacturing, real estate development and building products retail sales company. Mr. English has been an attorney in limited private practice as a sole practitioner of the English Law Firm in Hayden, Idaho, since 2000. He is a partner in Great Sky Development of Boise, Idaho, sits on the board of Bennett Industries, Inc., and also serves on the board of a non-profit organization. Mr. English brings experience and expertise to the Board based on a legal career of over 40 years and experience as a business executive.

Allen J. Fetscher, 66, was appointed to the Glacier Board in December 1996. He serves as the Chairman of the Company’s Compensation Committee. He also serves as the Vice-Chairman of Glacier Bancorp’s subsidiary, First Security Bank, where he served as Chairman of the Board from its beginning in 1993 through its merger with the Company in 1996 until his resignation from the office in 2008. Mr. Fetscher received a BS degree in Business Administration from the University of Montana in 1968. He is the President of Fetscher’s, Inc., an investment and real estate development company. He is also the Vice President of American Public Land Exchange Co., Inc., and the owner of Associated Agency, a company involved in real estate. Mr. Fetscher has been in the real estate development business since 1970. During the last 40 years he has developed subdivisions, office buildings, apartment complexes and mixed use developments, primarily in Montana. Mr. Fetscher brings extensive knowledge of local and regional real estate markets and development to the Board.

Dallas I. Herron, 67, was appointed to the Glacier Board in June 2008. Mr. Herron had previously served as a director of Glacier’s subsidiary, Glacier Bank, from 1998 through 2008. He received his BS degree in Aeronautical Engineering from Northrop University in 1966. Mr. Herron has worked in the oil industry for 40 years and is the CEO of CityServiceValcon, LLC, which markets petroleum products in Montana, Idaho, Washington and ten other states. He is a past president of the Western Petroleum Marketing Association, a seven-state trade association. He serves on Chevron’s Western U.S. Advisory Council. He has also served as Senior Director of the Petroleum Marketer Association of America. Mr. Herron is active in the community, forest products and transportation industries. As our banks become more involved in the energy business, Mr. Herron brings to the Board over 30 years of experience in the energy sector, which is also a regulated business, and also his experience as a business executive.

Craig A. Langel, 61, was appointed to the Glacier Board in December 2005. He was appointed Chair of the Audit Committee following Mr. Sliter’s resignation from the Committee in 2009. Mr. Langel received his education at Montana State University graduating with a BS degree in Accounting in 1973. He received his CPA license in 1974. Mr. Langel has served the accounting profession for 37 years and is a Certified Public Accountant Accredited in Business Valuation and a Certified Valuation Analyst. He is president and shareholder of Langel & Associates, P.C., providing consulting and tax services throughout the United States. Through the auspices of Western CPE, Mr. Langel also teaches continuing education courses for Certified Public Accountants including annual tax updates, tax planning, valuation issues, and business advisory services. In addition, Mr. Langel is the owner and CEO of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington, and a part owner of Mustard Seed Restaurants. Mr. Langel served as a director of Glacier’s subsidiary, First Security Bank from 1984-2005, and was re-elected to the board in February 2009. He also serves on the boards of two non-profit organizations. With a career of over 30 years as a Certified Public Accountant, Mr. Langel brings extensive financial acumen to the Board, in addition to his experience as a business owner and executive.

L. Peter Larson, 73, has served as a director of Glacier Bancorp and/or Glacier Bank since 1985. He is the Chairman of the Company’s Nominating/Corporate Governance Committee. Mr. Larson received a BS degree in 1961 from Principia College in Illinois. He was the Owner/CEO/COO of several small forest products companies, including L. Peter Larson Co. and American Timber Company, until his retirement in 2002. He has served on the boards of directors of a number of non-profit organizations during his career. Currently he serves as the Northwest Healthcare/Kalispell Regional Medical Center Board Chairman and on The HealthCenter Board of Managers. Mr. Larson brings to the Board extensive experience in management, including expertise in purchasing, marketing, human resources, distribution and accounting.

Douglas J. McBride, 59, was appointed to the Glacier Board in September 2006. Dr. McBride has been an optometrist in Billings for over 30 years. He received his BA at Linfield College and his OD at the Illinois College of Optometry graduating in 1978. Dr. McBride is the former President of the Montana State Board of Examiners for Optometry, of which he has been a member since 1993. He is also the former chairman of the Advisory Board for TLC Laser Eye Center in Billings and is the current administrator for the State of Montana for Vision Source, an optometric franchise. He is a past President of the Montana Optometric Association. Dr. McBride also serves as a director of the Company’s subsidiary, Western Security Bank. Dr. McBride’s expertise in the healthcare community is unique to the Board and allows him to provide insight into the Company’s healthcare and medical benefit issues, as well as the healthcare industry generally.

John W. Murdoch, 69, was appointed to the Glacier Board in September 2005. Mr. Murdoch graduated from Doane College with a BA degree in 1964. He has worked in the ranch and home industry for the past 40 years. Since 1994 he has been an owner of Murdoch’s Ranch & Home Supply, LLC, a ranch and home retail operation, and served as its President from its founding until 2006 when he sold a majority ownership to key employees. As President, he coordinated the efforts required to run a 1700 employee, multi-location, multi-state retail operation including the oversight of purchasing, marketing, human resources, distribution and accounting. Mr. Murdoch served as a director of the Company’s subsidiary Big Sky Western Bank until February 2010 and for Montana State University Foundation. He currently serves as a director for Eagle Mount (a non-profit organization dedicated to rehabilitation for the disabled) and Bozeman Deaconess Hospital. Mr. Murdoch was also President of Mid-States Distributing Co., Inc., from 2006-2008. Mid-States is a buying cooperative for farm supply stores with over 500 stores and a billion dollars in retail sales. Mr. Murdoch brings to the Board broad experience and expertise based on his management and oversight of substantial consumer businesses.

Everit A. Sliter, 73, has served as a director of Glacier Bancorp and/or Glacier Bank since 1973, and was appointed Chairman of the Glacier Bancorp Board in December 2005. Mr. Sliter served as the Chairman of the Company’s Audit Committee until his resignation from the Committee in 2009. He also serves as Chairman of the Company’s subsidiary Glacier Bank. Mr. Sliter received his BS degree in Business Administration and Accounting from the University of Montana in 1966 and he maintains a Certified Public Accountant License. From 1965 to 2003 he was a partner in the certified public accounting firm of Jordahl & Sliter, PLLC. Since August 2003, he has been an employee of Jordahl & Sliter. Mr. Sliter serves on the boards of numerous non-profit organizations including Northwest Healthcare Foundation and Bigfork Community Development Foundation. Mr. Sliter brings to the Board broad ranging expertise on a wide variety of lending and tax matters. Mr. Sliter’s experience as a director of numerous public and civic organizations is also valuable to the Board in connection with the Company’s civic involvement.

The board of directors unanimously recommends a vote “FOR” each of the nominees to the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The board of directors is committed to good business practices, transparency in financial reporting and high standards of corporate governance. Glacier operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. Glacier regularly monitors developments in the area of corporate governance. The Board periodically reviews Glacier’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the related SEC rules and the listing standards of The NASDAQ Global Select Stock Market (“NASDAQ”).

Board Leadership Structure

The board of directors is committed to maintaining an independent Board. In that context, it has been the practice of Glacier to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, at this time the Board believes that the separation of duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that a non-employee director who is not serving as an executive of Glacier can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The board of directors believes that it is necessary for each of Glacier’s directors to possess many qualities and skills. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Nominating/Corporate Governance Committee is responsible for the oversight and nomination process for director nominees. The Committee has not historically adopted formal director qualification standards for Committee-recommended nominees. However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation as to whether these are the right individuals to serve on Glacier’s Board to help Glacier successfully meet its long-term strategic plans. Because each director of Glacier must be re-elected annually, the Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled “Nominating/Corporate Governance Committee.”

The director biographical information set forth above in the section entitled “Election of Directors” summarizes the experience, qualifications, attributes and skills that Glacier believes qualifies each director to serve on the Board.

Majority Voting Policy

The Company has adopted a majority voting policy commencing with director nominations and elections at the 2012 Annual Meeting, as a corporate governance practice. Under this policy, each director nominee is required to submit a conditional resignation, and if any such nominee receives more “Withheld” votes than “For” votes in an uncontested election of directors, his or her resignation will be considered by our Nominating/Corporate Governance Committee and our board of directors.

The Company believes that the majority voting policy enhances its accountability to shareholders by formalizing the consequences of a “majority withhold” vote and demonstrating its responsiveness to director election results, while at the same time protecting the long-term interests of the Company and its shareholders.

An “uncontested election” is generally an election at which the number of nominees for election does not exceed the number of Board positions to be filled. In a contested election, the policy will not apply and nominees will be elected by plurality voting.

The Committee will consider any director resignation tendered under the policy, and recommend to the board of directors the action to be taken with respect to such resignation. Among other things, the recommendation of the Committee may be to accept the resignation, or defer acceptance until a qualified replacement director can be identified and elected to the Board. The Committee may also recommend that the resignation be rejected, either (i) unconditionally; (ii) by addressing what the Committee believes to be the underlying reasons for the failure of the director to be reelected; or (iii) resolving that the director will not be re-nominated in the future for election.

In considering a tendered resignation, the Committee is authorized to consider all factors it deems relevant to the best interests of the Company and its shareholders. The policy contains a non-exclusive list of the factors that may be considered in any particular circumstance.

The board of directors (excluding the director whose resignation is being considered) will act on the recommendations of the Committee no later than 90 days following certification of the shareholder vote. The board of directors is authorized to consider the information and factors considered by the Committee and any additional factors as the Board deems relevant to the best interests of the Company and its shareholders. Following the Board’s decision, the Company will promptly publicly announce such decision, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.

Code of Ethics and Corporate Governance Documents

Glacier has adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access Glacier’s current Code of Ethics for Senior Financial Officers, its Audit, Compensation and Nominating/Corporate Governance Committee charters, its Corporate Governance Policy, and its Majority Voting Policy by visiting the Company’s Website and clicking on Corporate Overview then Governance Documents on the Company’s home page at www.glacierbancorp.com, or by writing to: LeeAnn Wardinsky, Corporate Secretary, 49 Commons Loop, Kalispell, Montana, 59901.

Director Independence

With the assistance of legal counsel to the Company, the Nominating/Corporate Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which were made on the same terms as comparable transactions made with persons not related to Glacier or its subsidiary banks. Such arrangements are discussed in detail under “Transactions with Management.”

Based on these standards, the Board determined that each of the following non-employee directors is independent:

Sherry L. Cladouhos	Craig A. Langel
James M. English	L. Peter Larson
Allen J. Fetscher	Douglas J. McBride
Dallas I. Herron	John W. Murdoch

Based on the standards described above, the Board determined that Michael J. Blodnick, who served as an executive officer of Glacier in 2011, and Everit A. Sliter, whose firm provides accounting services to the Company, are not independent.

Stock Ownership Guidelines

The board of directors has approved stock ownership guidelines for its members, which are intended to help closely align the financial interests of directors with those of Glacier’s shareholders. Within three years after they are first appointed or elected to the Board, directors are required to own shares of Glacier common stock with a market value of at least $100,000. All of the current Glacier directors have exceeded this ownership.

Shareholder Communications with the Board of Directors

The Company and the Board welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901. A copy of any such written communication will also be sent to our CEO. If the Chairman and the CEO determine that such communication is relevant to and consistent with Glacier’s operations and policies, such communication will be forwarded to the entire Board for review and consideration.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board met 16 times during the fiscal year. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served. Glacier encourages, but does not require the directors to attend Annual Shareholder Meetings. Last year, all of our directors attended the Annual Shareholder Meeting.

Board Authority for Risk Oversight

The Board has the ultimate authority and responsibility for overseeing risk management at Glacier. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management; specifically from enterprise risk management on numerous risk components that impact the operations and reputation of the Company. The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management. The head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.

The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Glacier’s independent directors meet in executive session during regularly scheduled meetings of the board of directors and at other times as required. During 2011, Chairman Sliter presided over four executive sessions.

Committee Membership

The Board has established, among others, an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.

The following table shows the membership of these committees.

Name	Audit	Compensation	Nominating
Sherry L. Cladouhos	☑	☑	☑
James M. English	☑	☑	☑
Allen J. Fetscher	☐	☑*	☑
Dallas I. Herron	☑	☑	☑
Craig A. Langel	☑*	☑	☑
L. Peter Larson	☑	☑	☑*
Douglas J. McBride	☑	☑	☑
John W. Murdoch	☑	☑	☑

*	Committee Chair

Audit Committee. During the fiscal year ended December 31, 2011, the Audit Committee was comprised of 7 directors, each of whom is considered “independent” as defined by NASDAQ listing standards and applicable SEC rules. Mr. Langel served as the Chairman of the Audit Committee and qualifies as an “audit committee financial expert” under SEC rules. The Audit Committee operates under a formal written charter adopted by the Board. As part of its periodic review of audit committee-related matters, the Audit Committee has received updates on the relevant requirements of applicable SEC rules and the corporate governance listing standards of NASDAQ.

The Audit Committee is responsible for the oversight of the quality and integrity of Glacier’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of Glacier’s independent auditors to perform audit and non-audit services and related fees;

•	meet independently with Glacier’s internal auditing department, independent auditors and senior management;

•	review the integrity of Glacier’s financial reporting process;

•	review Glacier’s financial reports and disclosures submitted to Bank regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related person transactions.

The Audit Committee held 12 regular meetings during 2011.

Compensation Committee. During the fiscal year ended December 31, 2011, the Compensation Committee was comprised of 8 directors, each of whom are considered “independent” as defined by NASDAQ listing standards and applicable SEC and IRS rules. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In determining the CEO’s compensation, the Compensation Committee evaluates several performance factors, including the Company’s financial results, levels of compensation of peer financial institutions and the report of our compensation consultants, Watson-Wyatt. In 2005, the Compensation Committee independently retained Watson Wyatt to assist the Compensation Committee in its deliberations regarding executive compensation. The mandate of the consultant was to work for the Compensation Committee in its review of executive compensation practices, including designing our long-term incentive program. The Compensation Committee has not subsequently retained Watson Wyatt to review the performance of the Company’s Chief Executive Officer and other key employees, however; it continues to consider the suggestions made in 2005 and has incorporated those suggestions into its compensation analysis in subsequent years. A complete description of the executive compensation process applicable to 2011 is described under “Compensation Discussion and Analysis.”

In addition, the Compensation Committee:

•	recommends, if appropriate, new employee benefit plans to the board of directors;

•	reviews all employee benefit plans;

•	makes determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for directors.

The Compensation Committee operates under a formal written charter. The Compensation Committee met 6 times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board the grant of stock awards for executive officers.

Nominating/Corporate Governance Committee. During the fiscal year ended December 31, 2011, the Nominating/Corporate Governance Committee (“Nominating Committee”) was comprised of 8 directors, each of whom is considered “independent” as defined by NASDAQ listing standards. The Nominating Committee is responsible for nominating a slate of directors for election at Glacier’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; and (ii) developing and reviewing corporate governance principles applicable to Glacier and its subsidiaries, including its Corporate Governance Policy, in light of emerging standards and best practices and the needs of Glacier and its shareholders, and make such recommendations to the full Board as the Nominating Committee considers appropriate. The Nominating Committee operates under a formal written charter approved by the Board. The Nominating Committee met 6 times during 2011.

The Nominating Committee will consider nominees recommended by shareholders, if the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.”

In deciding whether to recommend incumbent directors for re-nomination, the Nominating Committee evaluates Glacier’s evolving needs, and assesses the effectiveness and contributions of its existing directors. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Nominating Committee has not adopted, nor does it anticipate adopting, specific qualifications for Nominating Committee recommended nominees, nor has the Nominating Committee adopted a formal policy relating to Board diversity, although the Nominating Committee and Board value a diversity of backgrounds, professional experience and skills among directors. The Nominating Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience and special skills. The Nominating Committee will also evaluate whether a nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

COMPENSATION OF DIRECTORS

The Compensation Committee has authority over director compensation subject to the Board’s authority to approve changes. Our directors receive compensation in the form of cash and, as applicable, awards in the form of restricted stock or stock options. Glacier does not pay directors who are also employees of the Company additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to Glacier’s non-employee directors. Mr. Blodnick is not included in the table as he is an employee of Glacier and thus receives no compensation for his service as a director. The footnotes to the table describe the details of each form of compensation paid to directors.

2011 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Option Awards ($) (c)(2)	Total ($) (d)
Sherry L. Cladouhos	$24,720	$0	$24,720
James M. English	40,130	0	40,130
Allen J. Fetscher	46,195	0	46,195
Dallas I. Herron	24,720	0	24,720
Craig A. Langel	39,420	0	39,420
L. Peter Larson	28,029	0	28,029
Douglas J. McBride	36,420	0	36,420
John W. Murdoch	24,720	0	24,720
Everit A. Sliter	58,929	0	58,929

(1)	Directors are paid an annual retainer of $24,720 and receive additional compensation for services performed as committee members. Messrs. English, Fetscher, Langel, McBride, and Sliter also receive compensation as directors of Glacier’s subsidiary banks. Amount includes Board and committee fees earned or deferred in 2011.

(2)	At fiscal year end, the non-employee directors had in the aggregate outstanding stock option awards to purchase shares of the Company as follows: Ms. Cladouhos 0 shares; Mr. English 5,875 shares; Mr. Fetscher 5,875 shares; Mr. Herron 2,190 shares; Mr. Langel 5,875 shares; Mr. Larson 5,875 shares; Dr. McBride 5,875 shares; Mr. Murdoch 5,875 shares; and Mr. Sliter 5,875 shares.

2011 Director Compensation

In 2008 the Compensation Committee recommended and the Board approved an increase in directors’ fees based upon recommendations made by Watson Wyatt. The proposed fee schedule provided for an annual retainer (to $28,000), equity awards (to $17,000) and committee chairpersons’ fees (to $3,000 for committee chairs and $7,000 for the Board chair). The new fee schedule was to become effective on January 1, 2009. However, because of changes since early 2008 in the banking environment, the Board has suspended the proposed increase in directors’ fees.

In its review in 2011 of comparable financial companies in the context of revising Glacier’s peer group (see “Compensation Discussion and Analysis — Process for Determining Compensation” below), the Compensation Committee also reviewed compensation paid to directors of companies in the peer group. As is the case with executive compensation, the Compensation Committee does not target director compensation at any specific benchmark among the levels paid within the peer group. However, the Committee noted that total compensation paid to Glacier’s average directors in 2011 was approximately 46% of the median (50th percentile) compared to average director compensation within the peer group. Total compensation per average director excludes the chairman of the board, employee directors, and any individuals with extraordinary items, such as retirement.

Cash Compensation

Non-employee directors of Glacier were paid an annual retainer of $24,720 in 2011 as compensation for their services as directors. Chairs of the Audit, Compensation and Nominating/Corporate Governance Committees received an additional retainer of $1,200, and the Chairman of Board receives an additional retainer of $5,562. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of Glacier’s Deferred Compensation Plan, the material terms of which are described under the section “Executive Compensation — Deferred Compensation Plan.”

Equity Compensation

Directors’ Stock Option Plan. Glacier previously maintained a Directors’ Stock Option Plan (“Director Plan”) for non-employee directors. Under the Director Plan, a set number of shares of common stock were reserved for issuance upon the exercise of nonqualified stock options granted to non-employee directors of the Company and each of the Company’s subsidiary banks. Nonqualified options allow a director to purchase shares of common stock at a price equal to the fair market value (closing price) of the common stock on the date of grant. Each option granted under the Director Plan vests six months following the date of grant and expires upon the earlier of five years following the date of grant or three years following the date the optionee ceases to be a director, except in the event of death, in which case the period is one year from the date of death.

The Director Plan expired in March 2009. Although no new options may be issued under the Director Plan, there are previously granted but unexercised options outstanding under that plan. Glacier’s 2005 Stock Incentive Plan provides for the grant of equity awards to directors. Accordingly, Glacier determined not to renew the Director Plan when it expired, and will make subsequent grants to directors under the 2005 Stock Incentive Plan.

No stock options were awarded to Glacier’s directors for the year 2011.

EXECUTIVE COMPENSATION

The following section describes the compensation that Glacier pays its Chief Executive Officer, Chief Financial Officer, and each other executive officer who in 2011 earned total compensation exceeding $100,000 (the “Named Executive Officers”), consisting of the following persons:

•	Michael J. Blodnick, President and Chief Executive Officer and a Glacier Director

•	Ron J. Copher, Executive Vice President and Chief Financial Officer

•	Don J. Chery, Executive Vice President and Chief Administrative Officer

Glacier has only three Named Executive Officers rather than five, as typically disclosed under SEC rules, because Glacier has only three executive officers who perform a policy-making function for Glacier.

This section includes:

•	Compensation Discussion and Analysis (“CD&A”);

•	Summary Compensation Table and other tables detailing the compensation of the Named Executive Officers;

•	Report of Compensation Committee; and

•	Narrative disclosure about various compensation plans and arrangements and post-employment and termination benefits payable to the Named Executive Officers.

Compensation Discussion and Analysis

The Board has established a Compensation Committee which is responsible for planning, establishing, and monitoring overall compliance with our compensation policies. The Compensation Committee consists only of independent non-employee directors and operates under a written charter approved by the Board.

Executive Compensation Philosophy

The quality of our employees, including our executive team, is critical to executing our community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization. To meet our primary goal of attracting, retaining and incentivizing highly-qualified executives and employees within the context of our corporate culture, our compensation programs are designed with the following principles in mind:

•

We are committed to providing effective compensation and benefit programs that are competitive within our industry and with other relevant organizations with whom Glacier and our banking subsidiaries compete for employees.

•	Our programs are designed to encourage and reward behaviors that ultimately contribute to the achievement of organizational goals.

•	Pay programs and practices reinforce our commitment to providing a work environment that promotes respect, teamwork, and individual growth opportunities.

Consistent with this overall philosophy, we have designed our compensation programs to be relatively straightforward and transparent to shareholders, while providing benefits attractive enough to attract, retain and motivate highly qualified employees. The principal components of our compensation package for executives are:

•	Base salary

•	Annual incentive bonus

•	Long-term incentives – equity grants

•	Retirement, termination and change of control benefits

•	Other general employee benefits

The Compensation Committee designs our overall compensation program and makes decisions regarding individual executive compensation, in the content of a “total compensation policy” that takes into account the overall package of compensation benefits provided to each executive. Except as described below, we have not adopted any specific policies or guidelines for allocating compensation between short-term and long-term incentives or between cash and non-cash compensation. However, our philosophy is to tie a significant percentage of an executive’s compensation to the achievement of Company financial and performance goals. Accordingly, base salaries are set at competitive levels, with an opportunity for each executive to be well-rewarded through the annual incentive bonus and stock option grants if Glacier meets its performance objectives.

Process for Determining Compensation

The Compensation Committee typically meets at least annually to perform a strategic review of our executive officers’ overall compensation packages, including determination of awards for the past fiscal year based on satisfaction of previously established performance objectives, and adjustment of base salaries, establishment of target bonuses and performance objectives and granting of stock options for the current fiscal year. Among other things, the Compensation Committee evaluates total executive compensation and the role of various elements of compensation within that total.

Our Chief Executive Officer performs an annual performance review for executive officers of the Company and subsidiary bank presidents and provides a recommendation to the Committee regarding base salary and bonus targets for each other executive officer, which the Committee has discretion to approve or modify. The Compensation Committee then submits a recommendation regarding compensation for all executive officers to the Board for approval. The Compensation Committee meets separately on an annual basis with our Chief Executive Officer to determine his compensation.

In 2005, the Compensation Committee retained Watson-Wyatt, a multi-national employee benefits consulting firm, to have them help design a new long-term incentive program and to review compensation levels throughout the Company. We did not engage Watson-Wyatt for 2011 for executive compensation, but the Compensation Committee still considered the recommendations made by Watson-Wyatt in 2005 in determining the compensation packages for executives in 2011. In addition, the Compensation Committee also compares executive compensation levels against a peer group of publicly-traded financial companies (the “Compensation Peer Group”).

The Compensation Peer Group is periodically updated by the Compensation Committee and consists of companies which the Committee believes are comparable in size to the Company and with whom we may compete against. In 2010, the Compensation Committee, at the direction of the Board, conducted an extensive review of the process by which the Compensation Peer Group is established, with emphasis on asset size, profitability and location as the measures of comparability, in that order of importance.

Potential comparable companies were initially filtered by asset size, then evaluated for profitability, including provisions for asset quality and other performance standards believed to best generally align with Glacier’s goals. The Compensation Committee relied on profitability data provided by Bank Director Magazine’s list of the top 150 financial institutions, as Glacier has been in this group for the past five years.

Potential comparable companies were analyzed for compensation, utilizing data from the SNL Financial Executive Compensation Review, and other information compiled by the Compensation Committee. Finally, executive compensation data was analyzed by region. The compensation for each region was then compared and assigned points based on the relative similarity to compensation in the region in which the Company operates. Points were assigned to each the three designated comparability measures and the companies with the 20 highest point totals were selected as the Compensation Peer Group, which is listed in footnote 1 on page 19. Although the Compensation Committee does not specifically target total compensation at any specific total benchmark among the Compensation Peer Group, it does consider comparative compensation levels in assessing overall compensation.

In 2011 the Compensation Committee engaged McLagan, a management consulting firm with a focus on financial institutions, to analyze the Company’s overall director and executive officer compensation arrangements. The Compensation Committee’s objective in this regard is to assure that the Company’s compensation philosophy, as reflected in its practices and policies, is competitive with the market and aligned with the interests of our shareholders. An additional objective is to assure that incentive compensation practices constitute “Sound Incentive Compensation Policies” under guidance issued by the Federal Reserve and other financial institution regulatory agencies. The Compensation Committee is presently working with McLagan to finalize a comprehensive compensation policy, and anticipates that it will make recommendations to the board of directors for implementation in 2012.

Discussion of Executive Compensation Components

Base Salary — All Senior Officers

We provide executives and other employees with a base salary to compensate them for services rendered during the year. Base salary ranges for executives are determined for each position based on market data. Base salary is designed so that the salary opportunities for a given position will be between 75% and 125% of the midpoint of the established range, depending upon, among other things, the executive’s experience and the relative market demand for the skill set needed to fulfill responsibilities of the position. In its review of base salaries for executives, the Compensation Committee considers:

•	Internal review of salary range based on available market data;

•	Market data provided by consultants;

•	Internal review relative to others within the Company;

•	Individual performance; and

•	The experience and qualifications of each individual.

Salary levels are reviewed annually as part of the executive performance review and at the time of changes in job responsibility or promotion.

Annual Incentive Bonus—All Senior Officers

Performance-based bonuses are generally intended to comprise a significant component of the overall compensation package for each executive officer. The annual bonus for senior officers of Glacier, other than the Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer, and the annual bonus for senior executives of Glacier’s subsidiary banks, is contingent upon satisfaction of both quantifiable and nonquantifiable performance measures established by the Compensation Committee, with the nonquantifiable component typically limited to no more than 5% of the overall bonus. The quantifiable measures are established at the beginning of each fiscal year and can be monitored by us and the executive throughout the year. These performance measures are tracked and evaluated as follows:

•	For each quantifiable performance measure selected, three levels of goals are defined to determine the amount of incentive that will be paid.

•	Acceptable – At or below this level of performance, no incentive values are payable.

•	Expected – At this level of performance, 100% of target incentive values are payable.

•	Outstanding – At this level of performance, 200% of target incentive values are payable.

•	For each non-quantifiable performance measures, discretionary judgment is applied across a spectrum ranging from minimally acceptable to clearly outstanding.

The types of performance measures, the target performance measure levels and the weighting of each performance measure is predetermined at the beginning of each fiscal year with weights typically ranging from 5% to 30%. Performance measures include Earnings Growth, Deposit Growth, Asset Quality, Loan Growth, Holding Company Performance, regulatory performance and others as needed, and are based on the performance of the bank at which the executive serves.

Annual Incentive Bonus — Named Executive Officers

The formulas determined by the Compensation Committee as referred to above are applied directly in evaluating the performance of senior officers of the Company and executive officers of the Company’s subsidiary banks, but applied only indirectly in evaluating the performance, for purposes of the annual incentive bonus, to the Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer. Incentive bonuses for these Named Executive Officers are determined in a separate process, tied to subjective, as well as objective, factors, as described below.

The Chief Executive Officer chose not to accept an incentive bonus for 2011, and the Chief Financial Officer and Chief Administrative Officer received relatively nominal incentive bonuses for 2011 (see “2011 Executive Compensation for Named Executive Officers” below). However, the Compensation Committee continues to believe that incentive compensation should generally comprise a significant component of overall compensation going forward.

Chief Executive Officer. In setting compensation for the Chief Executive Officer, the Compensation Committee relies heavily on the financial performance of Glacier and its subsidiary banks. Consistent with our performance-based philosophy, incentive compensation is generally considered to be a significant component in determining overall total compensation, notwithstanding that, as noted above, Mr. Blodnick chose not to accept an annual incentive bonus for 2011.

In years in which an annual incentive bonus will or may be paid to our Chief Executive Officer, the Committee considers our financial performance as compared to our Compensation Peer Group as well as his achievement of individual objectives and accomplishments. In addition, the Compensation Committee considers other measures such as:

•	credit quality;

•	effective communication of our overall goals and objectives to employees;

•	regulatory performance;

•	continued growth of the Company, both internal and through acquisitions; and

•	continuation of good shareholder relations.

Although the Compensation Committee does not, in determining the total compensation package for our Chief Executive Officer, rely upon the multiple of that compensation package compared to those of the other Named Executive Officers, the Compensation Committee did note that the multiple of his total compensation to the average total compensation of such other executive officers is approximately 1.55.

Chief Financial Officer. Our Chief Executive Officer typically makes a recommendation to the Committee with respect to the base salary and bonus for our Chief Financial Officer. This recommendation is based on a variety of objective and subjective factors, including the same Company performance factors listed above for the Chief Executive Officer, as well as individual performance.

Chief Administrative Officer. Our Chief Executive Officer typically makes a recommendation to the Committee with respect to the base salary and bonus for our Chief Administrative Officer. This recommendation is based on a variety of objective and subjective factors, including the same Company performance factors listed above for the Chief Executive Officer, as well as individual performance.

Long-term Incentives – Equity Grants

The compensation package of each executive includes a long-term incentive component in the form of annual equity grants. We believe stock ownership more closely aligns executive and Company long-term goals, and in particular provides an incentive for executives to help build shareholder value. We also believe this program provides a retentive effect through multi-year vesting and by enabling executives to share in the benefits of stock price appreciation for up to five years.

In 2005, the Board adopted, and our shareholders approved, a Stock Incentive Plan. Each year the Board establishes target levels of stock options for executive officers, other management positions and employees generally. Following year end, we award stock options at levels that are either below, at or above the target levels. The levels are based on the Company’s achievement of predetermined goals based on three-year average return on average equity, which we believe is an important criterion in measuring our success and the performance of our executives. As discussed below under “2011 Compensation for Named Executive Officers,” no stock options were awarded to the Named Executive Officers for 2011.

Retirement Benefits

As part of our “total compensation policy” we offer executives the opportunity to participate in both a tax-deferred compensation plan and a Supplemental Executive Retirement Plan (the “SERP”). The SERP is intended to supplement payments due to participants upon retirement under our other qualified plans. The deferred compensation plan allows certain Company and bank executives to defer a portion of their salary and bonus and thereby defer tax payable on that income. Members of the Board are also entitled to participate in the deferred compensation plan, but not the SERP. Participation in these plans is elective.

Termination and Change of Control Benefits

As an additional part of our “total compensation policy” we have entered into employment contracts with certain executive officers that allow for continuation of current base salary upon termination without cause, or upon termination under certain circumstances following a change in control of the Company. These agreements provide for payments ranging from one times annual base salary to 2.99 times annual base salary. These arrangements are intended to retain our executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

Effective January 1, 2011, all of our change in control arrangements are “double trigger,” meaning that benefits are not awarded upon a change of control unless the executive’s employment is terminated without cause or for good reason within a specified period of time following the transaction. We believe this structure strikes a balance between the incentives and the executive retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction.

The terms of these plans are described under the heading “Post Employment and Termination Benefits” beginning on page 23. That section also contains tables showing the amounts that the executive officers would have received if their employment was terminated at fiscal year-end in connection with a change in control.

Other General Employee Benefits

Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, 401(k) matching contributions, and profit sharing.

2011 Executive Compensation for Named Executive Officers

This year, as we have in past years (except for 2005, when we retained Watson-Wyatt), we compared our executive compensation levels against a Compensation Peer Group1. As discussed above under “Process for Determining Compensation,” the 2011 Compensation Peer Group was adjusted in 2010 to better reflect institutions of comparable size, profitability and geographic location.

[1]

The Compensation Peer Group for 2011 consisted of the following 20 companies: CVB Financial Corp., Oriental Financial Group, Inc., NBT Bancorp, Inc., Westamerica Bancorporation, Community Bank System, Inc., First Commonwealth Fin. Cap., Western Alliance Bancorporation, Northwest Bancshares, inc., First Financial Bancorp, Flushing Financial Corp., Signature Bank, F.N.B. Corp., United Bankshares, Inc., First Interstate Bancsystem, Texas Capital Bancshares, Wesbanco, Inc., Banner Corporation, 1st Source Corporation, S&T Bancorp, Inc., and Sterling Bancshares, Inc.

Also as noted above, although the Compensation Committee does not specifically target total compensation at any specific benchmark among the Compensation Peer Group, it does consider comparative compensation levels in assessing overall compensation. Although the base salary Mr. Blodnick received in 2011 was not increased over the prior year, the Compensation Committee recognized that his 2011 base salary was approximately 59% of the median (50th percentile) base salary of chief executive officers in the Compensation Peer Group and was the lowest base salary among that group, and his total compensation for 2011 was approximately 26% of the median total compensation of such chief executive officers and also the lowest total compensation within that group.

2011 Base Salary

Mr. Blodnick’s 2011 base salary as provided in his employment agreement was retained at the 2010 level. The 2011 base salaries for Messrs. Copher and Chery were increased by 2%, respectively, from the 2010 level.

2011 Annual Incentive Bonus

As discussed above, Glacier’s compensation philosophy is to align executive officer compensation with the Company’s performance and the interests of our shareholders. Since late 2008, in the context of a difficult national and regional economic environment that has particularly impacted community banks, the Company has been in the process of working through and resolving increased levels of problem assets and its financial performance has thus been below historical standards. Accordingly, Messrs. Copher and Chery received relatively nominal annual incentive bonuses, of $20,000 and $15,000, respectively, for 2011. Mr. Blodnick chose not to accept an incentive bonus for 2011.

Long-term Incentives

The Committee established the following targets for option grants to our Named Executive Officers during 2011:

	Objective (3 Yr. ROE)
Position	10%	12%	14%	16%	18%
CEO	3,750	7,500	11,250	15,000	18,750
CFO and CAO	2,000	4,000	6,000	8,000	10,000
President, Subsidiary Banks >$500 million	2,000	4,000	6,000	8,000	10,000

Our long-term incentive (stock option) grants to executive officers are based on the Company’s achievement of specified levels of three-year average return on equity (“ROE”) as set by the Committee each year and shown in the table above. The three-year average ROE applicable to performance during 2011 (the years 2008, 2009 and 2010) did not reach the 10% level. Accordingly, none of our Named Executive Officers received long-term incentive grants for the year 2011.

Tax Considerations

Under federal income tax law, a public company may not deduct non-performance based compensation in excess of $1 million paid to its chief executive officer or any of its other three highest-paid executive officers (excluding the Chief Financial Officer). No executive officer of Glacier received non-performance based compensation in excess of this limit in fiscal 2011. The Compensation

Committee currently intends to continue to manage Glacier’s executive compensation program in a manner that will maximize federal income tax deductions. However, the Compensation Committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Internal Revenue Code when in its judgment such award would be appropriate to achieve Glacier’s compensation objectives and otherwise in the best interests of the Company.

In addition, the change in control provisions described in the section entitled “Executive Compensation” are designed to reduce the amounts payable that otherwise would be subject to an excise tax applicable to payments known as “excess golden parachute payments” as defined under Section 280G of the Internal Revenue Code.

Report of Compensation Committee

The Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) as required by Item 402(b) of Regulation S-K with management, and, based on that review and those discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2011 Annual Report on Form 10-K.

Compensation Committee Members

Allen J. Fetscher (Chairperson) ¿ Sherry L. Cladouhos ¿ James M. English ¿ Craig A. Langel

¿ Dallas I. Herron ¿ L. Peter Larson ¿ Douglas J. McBride ¿ John W. Murdoch

Compensation Tables

The following table shows compensation paid or accrued for the last three fiscal years to the Named Executive Officers.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Option Awards ($) (e)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)(3)	All Other Compensation ($) (g)(4)	Total ($) (h)

Michael J. Blodnick	2011	$334,183	$0	$0	$12,654	$13,980	$360,818
President and CEO	2010	334,183	0	0	21,976	13,980	370,139
	2009	346,662	0	31,913	22,163	13,988	414,725

Ron J. Copher,	2011	$205,602	$20,000	$0	$36	$12,226	$237,865
Executive Vice President	2010	201,571	0	0	89	12,096	213,755
and CFO	2009	209,098	0	17,020	87	12,313	238,518

Don J. Chery,	2011	$205,602	$15,000	$0	$1	$12,338	$232,941
Executive Vice	2010	201,571	0	0	2	12,096	213,668
President and CAO	2009	209,098	0	17,020	2	12,547	238,667

(1)	Glacier pays all employees on a bi-weekly basis, and because the days on which pay dates fall varies each year, this may infrequently result in a calendar year with an extra pay period, resulting in higher reported earnings to employees. This occurred in 2009, as reflected in the table above; however, total expense to Glacier remained constant when adjusted for scheduled pay increases.
(2)	The amount reflects the grant date fair value of the option awards based on the price of Glacier’s common stock at the close of business on the grant date. The amounts reported reflect a change in SEC rules, which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years. The material terms of the option awards are discussed below.
(3)	The amount represents the increase in the actuarial present value of accumulated benefit under Glacier’s Supplemental Executive Retirement Plan (“SERP”), the material terms of which are described below under “Post Employment and Termination Benefits – Supplemental Executive Retirement Plan” and above-market earnings on non-qualified deferred compensation. Earnings are credited at one-half of the Company’s current year return-on-equity. There were no above-market earnings on non-qualified deferred compensation in 2011.
(4)	Amount shown for 2011 for Mr. Blodnick includes: $6,630 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $7,350 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan. Amounts for 2010 and 2009 have been adjusted to exclude amounts contributed by Glacier under the SERP ($6,071 and $6,812, respectively) that were also included in Column f. Amount shown for 2011 for Mr. Copher includes: $6,057 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $6,169 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan. Amount shown for 2011 for Mr. Chery includes: $6,169 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $6,169 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

2011 Option Exercises and Stock Vested

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
Michael J. Blodnick	0	N/A
Ron J. Copher	0	N/A
Don J. Chery	0	N/A

2011 Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name (a)	Number of Securities Underlying Options (#) Exercisable (b)(1)	Option Exercise Price ($) (d)(1)	Option Expiration Date (e)

Michael J. Blodnick	15,000 11,250 7,500	$23.47 18.19 15.37	01/31/2012 01/30/2013 01/28/2014

Ron J. Copher	8,000 6,000 4,000	23.47 18.19 15.37	01/31/2012 01/30/2013 01/28/2014

Don J. Chery	5,000 6,000 4,000	23.47 18.19 15.37	01/31/2012 01/30/2013 01/28/2014

(1)	As adjusted for subsequent stock splits and stock dividends.

Employee Stock Plans

Glacier has previously maintained an employee stock option plan, including the 1995 Employee Stock Option Plan (“1995 Plan”), which was approved by the Board and the shareholders. The 1995 Plan provided for the grant of incentive and nonqualified stock options, had a term of 10 years, and expired in February of 2005. Although no options may be issued under the 1995 Plan, the plan has granted but unexercised options outstanding.

At the 2005 Annual Meeting, shareholders of Glacier approved the 2005 Stock Incentive Plan (“2005 Plan”), the successor to the 1995 Plan. The 2005 Plan provides for awards of stock based incentive compensation to eligible employees, consultants, and directors of the Company or its affiliates. Shares of Glacier common stock are issuable under the 2005 Plan in the form of stock options, share appreciation rights, restricted shares, restricted share units and unrestricted shares, deferred share units, and performance awards.

The 2005 Plan is effective for ten years and limits the grant of shares to any one eligible individual to a maximum of 562,500 shares during the term of the 2005 Plan, as well as limiting the number of shares that may be granted in a form other than stock options and stock appreciation rights. The aggregate number of shares available for issuance under the 2005 Plan is 3,722,053. All share amounts have been adjusted for applicable stock splits and stock dividends.

Post Employment and Termination Benefits

2011 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Aggregate Earnings in Last FY ($) (c)(2)	Aggregate Balance at Last FYE ($) (d)
Michael J. Blodnick	$0	$7,840	$791,848
Ron J. Copher	0	0	0
Don J. Chery	0	0	0

(1)	Amounts deferred pursuant to the Deferred Compensation Plan, which are reported as compensation to each of the Named Executive Officers. The material terms of the Deferred Compensation Plan are described below.
(2)	Earnings on amounts deferred under the Deferred Compensation Plan are credited at one-half of the Company’s current year return-on-equity, or 1% in 2011.

Deferred Compensation Plan. Since December 1995, Glacier has maintained a non-qualified and non-funded deferred compensation plan (the “Deferred Plan”) for directors and key employees. The Deferred Plan permits eligible directors and officers of the Company to defer certain income that would otherwise be taxable as earned and paid in the ordinary course. The Deferred Plan was subsequently amended principally in response to the enactment of Section 409A of Internal Revenue Code of 1986, and permit participants to elect cash-out distributions and to make new distribution elections on terms that conform with the restrictions set forth in Section 409A.

As amended and restated, the Plan permits a designated officer or key employee to annually defer up to 50% of his or her salary, as well as up to 100% of any cash bonuses. A non-employee director may elect to have any portion of his or her director’s fees deferred into an account. The restated Deferred Plan also provides that the post-2004 rate of return on deferred compensation accounts will equal fifty percent (50%) of the Company’s return-on-average-equity (whether positive or negative) as of December 31 for such year. This change is expected to limit the Company’s future compensation expense while retaining the Deferred Plan’s performance-based nature.

Pension Benefits

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)(2)	Present Value of Accumulated Benefit ($) (d)(3)	Payments During Last Fiscal Year ($) (e)
Michael J. Blodnick	SERP	N/A	$670,832	$0
Ron J. Copher	SERP	N/A	3,675	0
Don J. Chery	SERP	N/A	68	0

(1)	The terms of the Supplement Executive Retirement Plan (SERP) are described below.
(2)	There are no minimum service requirements under the SERP.
(3)	Based on the amounts accrued through fiscal year 2011, in the event the executive were to leave employment, each of the Named Executives could receive a lump sum payment, or five annual installments under the SERP, payable in the following amounts: Mr. Blodnick $134,166; Mr. Copher $735; Mr. Chery $14. However, as noted below participants may alternatively make cash out elections or other distribution elections.

Supplemental Executive Retirement Plan. In December 1995, the Board adopted a nonqualified and nonfunded SERP for senior executive officers, and entered into separate SERPs with the executives. The SERP is intended to supplement payments due to participants upon retirement under the Company’s other qualified plans. In general, the SERP provides that Glacier will credit each participating executive’s account on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive’s account under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Service, or participation in the Deferred Plan. Payments under the SERP could be paid in a lump sum or made in five annual installments upon the executive leaving employment, the first of which will be paid on the first day of the second month upon retirement, at age sixty-five, anniversary dates of sixty-five or separation of service. In the event of a change in control, the amounts in the individual SERP accounts will be deposited into a trust, and the Company will continue to be obligated to provide for the benefits under the SERP. In the event the executive is terminated for Just Cause (as defined), no benefits will be payable to the executive under the SERP and all obligations of the Company with respect to the executive’s SERP cease.

In 2005, the SERP was amended to principally mirror those changes described above for the Company’s Deferred Plan, namely permitting participants to make cash-out elections and new distribution elections, and providing that, for years after 2004, the account balance for each participant will be credited with a rate of return that is equal to fifty (50%) of the Company’s return-on-average equity.

Employment Arrangements

Below are summaries of certain agreements between executive officers listed in the compensation table and the Company or its subsidiaries. These summaries are qualified in their entirety by the individual agreements which are filed as exhibits to our 2011 Form 10-K.

Michael J. Blodnick Employment Agreement. During calendar year 2011, Mr. Blodnick’s employment was governed by an employment agreement that became effective January 1, 2011. The agreement terminated December 31, 2011, and a new agreement was entered into effective January 1, 2012. Mr. Blodnick’s agreement provides that his annual salary for 2012 is $395,644. Incentive compensation is to be determined by the Board, as recommended by the Compensation Committee, and any bonus will be payable in the first quarter of the year following the year in which the bonus is earned. If Mr. Blodnick’s employment is terminated by the Company without cause (as defined) or by Mr. Blodnick for good reason (as defined) during the term of the agreement, Mr. Blodnick will receive a payment having a present value equal to the compensation and other benefits to which he would have been entitled for the remainder of the term if his employment had not terminated. All such payments must be completed no later than March 15 of the calendar year following the year in which employment was terminated. Mr. Blodnick is prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.

If Mr. Blodnick’s employment is terminated by the Company or its successor without cause following the announcement of a change in control (as defined) that subsequently occurs, or within three years following a change in control, Mr. Blodnick will be entitled to receive an amount equal to 2.99 times his then current annual salary, payable in 36 monthly installments, plus continued employment benefits for 2.99 years following the occurrence of the change in control or termination, as the case may be. This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Blodnick terminates his employment for good reason within three years of a change in control. The agreement provides that the payments to be received by Mr. Blodnick will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Blodnick will be reduced by any compensation that he receives from the Company or its successor following a change in control and/or after his termination of employment.

Ron J. Copher Employment Agreement. During calendar year 2011, Mr. Copher’s employment was governed by an employment agreement that became effective January 1, 2011. The agreement terminated December 31, 2011, and a new agreement was entered into effective January 1, 2012. Except as described below, the employment agreement for Mr. Copher is substantially the same as the agreement for Mr. Blodnick. Mr. Copher’s agreement provides that his annual salary for 2012 is $278,305. Subsequent increases are subject to the board of directors’ annual review of Mr. Copher’s compensation and performance. Mr. Copher is prohibited from competing with the Company or any of its subsidiaries during the term of the agreement and for a two-year period following termination of employment.

If Mr. Copher’s employment is terminated by the Company or its successor without cause either following the announcement of a change in control that subsequently occurs, or without cause within three years following a change in control, Mr. Copher will be entitled to receive an amount equal to two times his then current annual salary, plus continued employment benefits for two years following the occurrence of the change in control or termination, as the case may be. This amount (two times annual salary plus continuation of benefits) would also be payable if Mr. Copher terminates his employment for good reason within two years following a change in control.

The table below shows the maximum amounts that could be paid to the Chief Executive Officer and Chief Financial Officer under their respective agreements. The following information is based on (i) the executives’ compensation at December 31, 2011; and (ii) assumes the triggering event was December 31, 2011.

	Chief Executive Officer (1)		Chief Financial Officer (1)
	Termination (without cause) or by Executive (with good reason)	Termination (without cause) or Termination by Executive (with good reason) Due to a Change in Control (2)	Termination (without cause) or by Executive (with good reason)	Termination (without cause) or Termination by Executive (with good reason) Due to a Change in Control (2)
Base salary	$334,183	$999,209	$205,602	$411,205
Healthcare and other benefits	5,516	16,493	5,291	10,581
Fair market values of accelerated equity vesting (3)	0	0	0	0
Perquisites	0	0	0	0

Total	$339,700	$1,015,702	$210,893	$421,786

(1)	In the event of death or disability, executive, or if applicable his estate, would be paid any amounts earned through the termination date.
(2)	Represents payments to the Named Executive in the event of termination for the following reasons: (i) without cause within three years of a change in control, (ii) without cause before a change in control and within six months of termination a change in control occurs, or (iii) executive terminates his employment with good reason within three years of a change in control (or in the case of the Chief Financial Officer, within two years of a change in control).
(3)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2011 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change of control, the per-share settlement stock price would be higher than that used in this table.

Don J. Chery Employment Agreement. During calendar year 2011, Mr. Chery’s employment was governed by an employment agreement that became effective January 1, 2011. The Agreement terminated December 31, 2011, and a new agreement was entered into effective January 1, 2012. Except as described below, the employment agreement for Mr. Chery is substantially the same as the agreement for Mr. Copher. Mr. Chery’s agreement provides that his annual salary for 2012 is $260,192. Subsequent increases are subject to the board of directors’ annual review of Mr. Chery’s compensation and performance. The provisions of Mr. Chery’s employment agreement regarding incentive compensation, termination by the Company without cause or termination by Mr. Chery for good reason, non-competition, and payments to which Mr. Chery may be entitled in connection with a change in control, are the same as described above with respect to the agreement for Mr. Copher.

The table below shows the maximum amount that could be paid to Mr. Chery under his employment agreement. In the event of death or disability, Mr. Chery, or if applicable his estate, would be paid any amounts earned through the termination date. The following information is based on (i) the executive’s compensation at December 31, 2011; and (ii) assumes the triggering event was December 31, 2011.

	Chief Administrative Officer
	Termination (without cause) or by Executive (with good reason)	Termination (without cause) or Termination by Executive (with good reason) Due to a Change in Control (1)
Base salary	$205,602	$411,205
Healthcare and other benefits	5,406	10,812
Fair market values of accelerated equity vesting (2)	0	0
Perquisites	0	0

Total	$211,008	$422,016

(1)	Represents payment to Mr. Chery in the event of termination for the following reasons: (i) “without cause” within two years of a change in control, (ii) without cause before a change in control and within six months of termination a change in control occurs, or (iii) executive terminates his employment for good reason within two years of a change in control.
(2)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2011 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change of control, the per-share settlement stock price would be higher than that used in this table.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to executive officers during 2011 who are not directors or nominees for director of Glacier, including employment history for the last five years. All executive officers are appointed annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Officer of the Company since
Don J. Chery	49	Executive Vice President, Chief Administrative Officer of the Company(1)	1989
Ron J. Copher	54	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary(2)	2006

(1)	Mr. Chery was appointed to his present positions effective August 27, 2007. Prior to that date, Mr. Chery had served for seven years as President of one of Glacier’s subsidiary banks, Big Sky Western Bank. Mr. Chery also serves as a director of the following Glacier subsidiaries: Big Sky Western Bank and Glacier Bank.
(2)	Mr. Copher was appointed to Executive Vice President effective April 27, 2011 and Chief Financial Officer, Treasurer and Assistant Secretary effective March 31, 2007. He served as Senior Vice President from December 18, 2006 until March 31, 2007. Prior to joining Glacier, Mr. Copher served as Chief Financial Officer of Oak Hill Financial, Inc., a financial holding company based in Jackson, Ohio.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of January 31, 2012, the amount of Glacier common stock beneficially owned by (a) each director of the Company, (b) the executive officers named in the Summary Compensation Table above, and (c) all of Glacier’s directors and executive officers as a group. Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options or other rights that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares beneficially owned.

Name	Position	Amount and Nature of Beneficial Ownership of Common Stock as of January 31, 2012(1)

Michael J. Blodnick	Director, President and CEO	427,616	(2)	.595%

Don J. Chery	Executive Vice President, Chief Administrative Officer of the Company	42,084	(3)	.059%

Sherry L. Cladouhos	Director	7,400	(4)	.010%

Ron J. Copher	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	28,426	(5)	.040%

James M. English	Director, Director of Mountain West Bank	38,744	(6)	.054%

Allen J. Fetscher	Director, Vice Chairman of First Security Bank of Missoula	256,274	(7)	.356%

Dallas I. Herron	Director	40,006	(8)	.056%

Craig A. Langel	Director, Director of First Security Bank	71,589	(9)	.100%

L. Peter Larson	Director	883,353	(10)	1.228%

Douglas J. McBride	Director, Director of Western Security Bank	11,003	(11)	.015%

John W. Murdoch	Director	22,377	(12)	.031%

Everit A. Sliter	Chairman of Glacier and Glacier Bank	399,578	(13)	.556%

Executive officers and directors as a group (12 individuals)		2,228,450	(14)	3.099%

(1)	The number and percentages shown are based on the number of shares of Glacier common stock deemed beneficially held under applicable regulations, including options or other rights exercisable on or before March 31, 2012 (60 days after January 31, 2012), and have been adjusted for stock splits and stock dividends.
(2)	Includes 247,089 shares held jointly with Mr. Blodnick’s wife; 119,449 shares owned by Mr. Blodnick’s wife; 4,122 shares for which Mr. Blodnick is custodian for his children; 38,206 shares held for Mr. Blodnick’s account in the Company’s Profit Sharing/401(k) Plans; and 18,750 shares that could be acquired within 60 days by the exercise of stock options.
(3)	Includes 32,084 shares held jointly with Mr. Chery’s wife and 10,000 shares that could be acquired within 60 days by the exercise of stock options.
(4)	7,400 shares held jointly with Ms. Cladouhos’ husband.
(5)	Includes 7,500 shares held jointly with Mr. Copher’s wife; 10,926 shares held for Mr. Copher’s account in the Company’s Profit Sharing/401(k) Plans; and 10,000 shares that could be acquired within 60 days by the exercise of stock options.

(6)	Includes 5,634 shares held in an IRA for the benefit of Mr. English; 29,735 shares owned jointly with Mr. English’s wife of which 27,873 shares are pledged or held in a margin account; and 3,375 shares that could be acquired by Mr. English within 60 days by the exercise of options.
(7)	Includes 72,530 held by Mr. Fetscher of which 42,530 shares are pledged or held in a margin account; 70,000 shares owned by Mr. Fetscher’s wife; 108,566 held by a family corporation, of which Mr. Fetscher is a principal; 1,803 shares held by Mr. Fetscher’s SEPP IRA; and 3,375 shares that could be acquired within 60 days by the exercise of stock options.
(8)	Includes 34,004 shares held jointly with Mr. Herron’s wife; 1,413 shares owned by Mr. Herron’s wife; 1,756 shares held in an IRA account for the benefit of Mr. Herron; 1,893 shares held in an IRA account for the benefit of Mr. Herron’s wife; and 940 shares that could be acquired within 60 days by the exercise of stock options.
(9)	Includes 68,214 held by Mr. Langel of which 13,285 shares are pledged or held in a margin account; and 3,375 shares that could be acquired within 60 days by the exercise of stock options.
(10)	Includes 1,897 shares owned by Mr. Larson’s wife’s IRA; 834 shares held by Mr. Larson’s IRA; 877,247 shares held in a living trust; and 3,375 shares that could be acquired within 60 days by the exercise of stock options.
(11)	Includes 7,500 shares held by Dr. McBride; 128 shares held as trustee for Dr. McBride’s children and 3,375 shares that could be acquired by Dr. McBride within 60 days by the exercise of options.
(12)	Includes 19,002 shares held in the John W. Murdoch Revocable Trust dated April 13, 2011 for which Mr. Murdoch has voting and dispositive power and 3,375 shares that could be acquired within 60 days by the exercise of stock options.
(13)	Includes 26,240 shares held by Mr. Sliter; 3,617 shares held jointly with Mr. Sliter’s wife; 111,028 shares owned by Mr. Sliter’s wife; 45,617 shares owned by Mr. Sliter’s wife’s IRA; 165,239 shares held by Mr. Sliter’s IRA; 26,902 shares held by Mr. Sliter’s SEPP IRA; 7,916 shares held by Mr. Sliter’s SRA; 3,444 shares held in a family partnership; 6,200 shares held in a charitable remainder trust; and 3,375 shares that could be acquired within 60 days by the exercise of stock options.
(14)	Includes 2,227,450 shares held by executive officers and directors as a group that could be acquired within 60 days by the exercise of stock options and other rights.

Beneficial Owners

The following table includes information as of December 31, 2011 concerning the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock on the Annual Meeting record date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

BlackRock Inc. (2) 40 East 52nd Street New York, NY 10022	6,115,181	8.50%

T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, Maryland 21202	6,489,699	9.00%

The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	3,738,376	5.19%

Janus Capital Management LLC(5) 151 Detroit Street Denver, CO 80206	4,841,285	6.70%

(1)	Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.
(2)	Based on an amended Schedule 13G filed under the Exchange Act. The securities are beneficially owned by various individual and institutional investors, which BlackRock Inc. (“BlackRock”) serves as investment advisor with power to direct disposition and/or sole power to vote the securities. For purposes of the Exchange Act, BlackRock is deemed to be a beneficial owner of such securities; however, BlackRock expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on an amended Schedule 13G filed under the Exchange Act. The securities are beneficially owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct disposition and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4)	Based on the Schedule 13G filed under the Exchange Act. The securities are beneficially owned by various individual and institutional investors, which The Vanguard Group, Inc. (“Vanguard”) serves as investment adviser with power to direct disposition and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Vanguard is deemed to be a beneficial owner of such securities; however, Vanguard expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Based on the Schedule 13G filed under the Exchange Act. The securities are beneficially owned by various individual and institutional investors, which Janus Capital Management LLC (“Janus”) serves as investment adviser with power to shared disposition and/or shared power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Janus is deemed to be a beneficial owner of such securities; however, Janus expressly disclaims that it is, in fact, the beneficial owner of such securities.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, shareholders voted on an advisory (non-binding) basis on the frequency of shareholder voting on executive compensation. As recommended by the board of directors, our shareholders approved that an advisory (non-binding) vote on executive compensation should occur on an annual basis. Accordingly, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Glacier’s Named Executive Officers as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

We invite you to consider the details of our executive compensation provided under “Executive Compensation — Compensation Discussion and Analysis” in this Proxy Statement. That section will provide you with information about the structure of our executive compensation program and the objectives that the compensation program is intended to achieve. Some of the key aspects of 2011 executive compensation include:

•	We have established a total compensation policy for our executive officers that is strongly aligned with the long-term interests of our shareholders.

•	Our compensation programs are designed to be relatively straightforward and transparent to shareholders, while attractive enough to attract, retain and motivate highly qualified executive officers.

•

Although the Compensation Committee does not specifically target total compensation against any compensation “benchmark” among Glacier’s Compensation Peer Group, as an example the base salary paid to our Chief Executive Officer in 2011 was approximately 59% of the median (50th percentile) base salary of chief executive officers in the Compensation Peer Group, and was the lowest base salary within that group, and his total compensation was approximately 26% of the median total compensation of such chief executive officers, and was also the lowest within that group.

•

Our executive change in control arrangements are “double trigger,” meaning that benefits are not awarded upon a change in control unless the executive’s employment is terminated without cause or for good reason within a specified period following the transaction.

Because your vote is advisory, it will not be binding upon the board of directors. However, the Compensation Committee values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements.

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR a majority of the shares present and voting on this matter.

The board of directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion in this Proxy Statement.

AUDITORS

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to Glacier by BKD, LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2011 and 2010 fiscal years.

Fee Category	Fiscal 2011	% of Total	Fiscal 2010	% of Total

Audit Fees	$983,000	90%	$967,397	85.4%

Audit-Related Fees	109,290	10%	165,295	14.6%

Tax Fees		%	0	00.0%

All Other Fees		%	0	00.0%

Total Fees	$1,092,290	100.0%	$1,132,692	100.0%

Audit Fees. Consists of fees billed to Glacier for professional services rendered by BKD, LLP in connection with the audits of the Company’s financial statements, the effectiveness of internal controls over financial accounting, the reviews of financial statements included in Glacier’s Form 10-Qs, and the services to Glacier in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. Fees in both 2011 and 2010 include technical accounting research and consultation relating to implementation of new and revised accounting standards.

Tax Fees. There were no fees incurred for tax services for the fiscal years ended December 31, 2011 and 2010.

All Other Fees. There were no fees for services not included above for the fiscal years ended December 31, 2011 and 2010.

In considering the nature of the services provided by BKD, LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BKD, LLP and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by BKD, LLP in 2011 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that BKD, LLP may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by BKD, LLP in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by BKD, LLP during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from BKD, LLP when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

Report of Audit Committee

The Audit Committee of the board of directors makes the following report, which notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Board has determined that the current membership of the Audit Committee meets the independence requirements as defined under the NASDAQ listing standards, and that Craig A. Langel meets the “audit committee financial expert” qualifications, as defined by SEC rules.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board.

The Audit Committee has met and held discussions with management and Glacier’s independent auditors. Management represented to the Audit Committee that Glacier’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

Our independent auditors also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Audit Committee recommended that the Board include the audited consolidated financial statements in Glacier’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Audit Committee Members

Craig A. Langel (Chairperson) ¿ Sherry L. Cladouhos ¿ James M. English ¿ Dallas I. Herron

L. Peter Larson ¿ Douglas J. McBride ¿ John W. Murdoch

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

BKD, LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2011, 2010 and 2009. The Audit Committee has appointed BKD, LLP to serve as Glacier’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2012.

Appointment of Glacier’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain BKD, LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in Glacier’s and its shareholders’ best interest.

Representatives of BKD, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The board of directors unanimously recommends a vote “FOR” the ratification of the appointment of BKD, LLP to serve as Glacier’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires that all of Glacier’s executive officers and directors and all persons who beneficially own more than 10 percent of Glacier common stock file reports with the SEC regarding beneficial ownership of Company stock. Glacier has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely on Glacier’s review of the copies of the filings that it received for the fiscal year ended December 31, 2011, or written representations from certain reporting persons, Glacier believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

TRANSACTIONS WITH MANAGEMENT

Certain Transactions

Transactions between Glacier or its affiliates and related persons (including directors and executive officers of Glacier or their immediate family) must generally be approved by the Audit Committee (or a comparable committee of independent disinterested directors), in accordance with the policies and procedures set forth in the policy governing Related Persons Transactions adopted by the board of directors. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2011 certain directors and executive officers of Glacier and its subsidiaries, and their associates, were customers of one or more of Glacier’s subsidiary banks, and it is anticipated that such individuals will continue to be customers in the future. All transactions between Glacier’s subsidiary banks and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lending bank, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

Accounting Fees Paid to Affiliate of Director

Everit A. Sliter, a director of Glacier, is a former partner in the public accounting firm of Jordahl & Sliter and his son is a current partner of the firm. During recent years, and including 2011, Jordahl & Sliter assisted Glacier in certain accounting matters, including preparation of tax returns, calculation of estimated tax payments and year-end tax provision. Jordahl & Sliter was not involved in the preparation or review of the Company’s financial statements. The Company paid Jordahl & Sliter $174,120 for accounting services rendered during 2011. The Audit Committee approved the retention of Jordahl & Sliter and the payment of such fees.

OTHER BUSINESS

The Board knows of no other matters to be brought before the shareholders at the 2012 Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 30, 2012 and should contain the information required under our Bylaws. Such proposals also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after November 30, 2012, the persons named as proxies in such Proxy Statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

Glacier’s Bylaws provide for the nomination of director candidates by its shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s Proxy Statement for next year’s annual meeting, we must receive a recommendation no later than November 30, 2012. In addition, the notice of recommendation must meet all other requirements contained in our Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Glacier stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Glacier you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the annual meeting may disregard your nomination if it does not contain the above information and otherwise does not meet the requirements set forth in our Bylaws.

Copy of Bylaw Provisions

You may contact Glacier’s Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2011, including financial statements. Written requests for the Form 10-K should be addressed to LeeAnn Wardinsky, Corporate Secretary, at 49 Commons Loop, Kalispell, Montana 59901. The Annual Report is also available at www.glacierbancorp.com.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to Glacier’s Corporate Secretary at the address above, or by calling (406) 756-4200. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the 2011 Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

March 28, 2012	BY ORDER OF THE BOARD OF DIRECTORS

LeeAnn Wardinsky, Secretary

GLACIER BANCORP, INC.

ATTN: LEE ANN WARDINSKY

49 COMMONS LOOP

KALISPELL, MT 59901

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2

1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors Nominees

01 Michael J. Blodnick 02 Sherry L. Cladouhos 03 James M. English 04 Allen J. Fetscher 05 Dallas I. Herron

06 Craig A. Langel 07 L. Peter Larson 08 Douglas J. McBride 09 John W. Murdoch 10 Everit A. Sliter

The Board of Directors recommends you vote FOR proposals 2 and 3:

2. To vote on an advisory (non-binding) resolution to approve the compensation of the Company’s executive officers.

3. To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

NOTE: To transact such other matters as may properly come before the meeting or any adjournments or postponements.

For Against Abstain

For address change/comments, mark here. (see reverse for instructions)

Please indicate if you plan to attend this meeting

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

0000126631_1 R1.0.0.11699

02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

GLACIER BANCORP, INC.

Annual Meeting of Shareholders

April 25, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) L. Peter Larson and Everit A. Sliter, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLACIER BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Mountain Time on April 25, 2012, at the The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, MT 59901, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000126631_2 R1.0.0.11699